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                                                                     Exhibit 3.7

                           NATIONWIDE ELECTRIC, INC.

                    CERTIFICATE OF DESIGNATION, PREFERENCES
               AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

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     Nationwide Electric, Inc. (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of the Preferred Stock, $.01 par value, designated as Series B Convertible Preferred Stock:

     RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are set forth in this Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate of Designation") as follows:

     1. Designation and Amount. Preferred Stock of the Corporation created and authorized for issuance hereby shall be designated as "Series B Convertible Preferred Stock" (herein referred to as "Series B Preferred Stock"), having a par value per share equal to $.01, and the number of shares constituting such series shall be 500,000.

     2.   Powers, Preferences and Rights of Series B Preferred Stock.

          (a) Except as set forth in Section 6 or as otherwise provided by law, the Series B Preferred Stock shall have no voting rights. Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock of the Corporation ("Preferred Stock"), or any similar stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, the holders of Series B Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividend payments on January 1, April 1, July 1 and October 1 in each year (each such date being referred to herein as a "Dividend Payment Date") in the amount (rounded to the nearest cent) determined by multiplying (i) seven and one-half percent (7.5%) times (ii) twelve dollars ($12.00) (the "Stated Amount") times (iii) a fraction, the numerator of which is the number of days in the three month period concluding immediately prior to the applicable Dividend Payment Date or such portion thereof, as the case may be, and the denominator of which is 360. The period
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     between consecutive Dividend Payment Dates shall be referred to as a
     "Dividend Period." Each such dividend shall be paid to the holders of record of the Series B Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means the fifteenth day of the month prior to the month in which such dividend is payable, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          (b) If, on any Dividend Payment Date, the holders of the Series B Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph 2, then such dividends shall cumulate and accrue, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360 day year.

          (c) So long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock (defined as the Common Stock, the Class A Nonvoting Common Stock and any other class or series of stock of the Corporation not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series B Preferred Stock shall have been so paid or declared and set apart for payment) any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series B Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

          (d) So long as any shares of Series B Preferred Stock shall be outstanding and whenever dividends required to have been paid or declared and set apart for payment on the Series B Preferred Stock shall not have been so paid or declared and set apart for payment, the Corporation shall neither (i) declare or pay on any shares of Parity Stock (as defined in Section 5), except dividends paid ratably on the shares of Series B Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; nor (ii) redeem or purchase or otherwise acquire for consideration any shares of Parity Stock, provided that the

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     Corporation may at any time redeem, purchase or otherwise acquire shares of any such Parity Stock in exchange for shares of any Junior Stock.

          (e) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series B Preferred Stock shall be entitled to be paid the Stated Amount per share for all outstanding shares of Series B Preferred Stock held by such holders as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to the date of such distribution or payment, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series B Preferred Stock, the remaining assets and funds of the Corporation may be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation and after satisfaction in full of all preferences as to all series of preferred stock ranking senior to the Series B Preferred Stock as to the distribution of assets in such events, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Series B Preferred Stock and Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (e).

     3. Optional Redemption. The Series B Preferred Stock shall be subject to optional redemption as follows:

          (a) After October 1, 2001, the Corporation, at the election of the Board of Directors, shall have the right to call for redemption, in whole or in part, from time to time, the shares of Series B Preferred Stock outstanding. All outstanding shares of Series B Preferred Stock called for redemption shall be redeemed at a cash amount per share equal to the Stated Amount, together with any accrued but unpaid dividends thereon to and including the date of redemption (such price referred to as the "Redemption Price"). If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion.

          (b) The Corporation shall redeem all outstanding shares of Series B Preferred Stock, at the Redemption Price, upon any closing of the sale or other disposition of a majority of the Corporation's assets.

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          (c)  Notice of every redemption of Series B Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the records of the Corporation, not less than ten (10) days nor more than twenty (20) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares and of the date of redemption, (ii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iii) stating the name and address of any redemption agent selected by the Corporation and the name and address of the Corporation's transfer agent for the Series B Preferred Stock. The Corporation may act as the transfer agent for the Series B Preferred Stock.

          (d) If notice of redemption shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then each holder of the shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the date (the "Final Redemption Date") when the Corporation makes payment or delivery as aforesaid to the holders of the Series B Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder. The deposit of monies in trust with any redemption agent shall be irrevocable except that the Corporation shall be entitled to receive from the redemption agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two (2) years from the Redemption Date (or the Final Redemption Date, as applicable) shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.

     4. Conversion into Common Stock. Each holder of Series B Preferred Stock shall have an optional right to convert any or all shares of Series B Preferred Stock into Common Stock, upon the terms described in this Section 4, at any time during the period (i) commencing on the day following the consummation of the simultaneous acquisition by the Corporation of all of the capital stock of The Allison Company, a Georgia corporation, and the merger into the Corporation of the Henderson Electric Company, Inc., a Kentucky corporation, and (ii) ending on the later of December 31, 1999 or on the first date upon which any registration statement filed by the

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Corporation with the U.S. Securities and Exchange Commission ("SEC") in connection with a public offering of the Common Stock is declared effective by the SEC (any date on which such conversion occurs is referred to hereinafter as the "Optional Conversion Date").

          (a) Subject to and upon compliance with the provisions of this paragraph 4, on any Optional Conversion Date each share of Series B Preferred Stock shall convert into a number of fully paid and nonassessable shares of Common Stock, determined based on a conversion ratio equal to the Stated Amount per share, plus any accrued and unpaid dividends thereon to such Optional Conversion Date, divided by the Conversion Price (as defined below).

          (b) If a holder of Series B Preferred Stock desires to exercise such right of conversion, such Holder shall give written notice to the Corporation (the "Conversion Notice") of that holder's election to convert a stated whole number of shares of Series B Preferred Stock (the "Conversion Shares") into shares of Common Stock, and surrender to the Corporation or any transfer agent of the Corporation such holder's certificate or certificates evidencing such Conversion Shares. As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock (valued at the fair market value thereof as determined by the Board of Directors in good faith).

          (c) The "Conversion Price" shall initially be $12.00 per share of Common Stock, subject to adjustment from time to time in certain instances as hereinafter provided. The Conversion Price in effect at any time shall be subject to adjustment as follows (no adjustment of the Conversion Price, however, shall be made in an amount less than $.0001 per share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.0001 per share or more):

               (i) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock into a greater number of shares of such stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any such adjustment shall become effective at the close of business on the date that such subdivision or combination shall become effective.

               (ii) If at any time after the date of this Certificate of Designations there is a reclassification of the Common Stock (other than a subdivision or combination of its outstanding shares and other than a change in par value or from no par value to par

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          value), then the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of a share of the Series B Preferred Stock shall be entitled to receive on the conversion of such share the number of shares of Common Stock (as reclassified) which such holder would have owned or been entitled to receive after the happening of such reclassification had such share of Series B Preferred Stock been converted at the Conversion Price in effect immediately prior to such reclassification or any record date with respect thereto.

               (iii) Any adjustment under this paragraph (c) shall be effective immediately after the effective date of any subdivision, split, combination or reclassification.

          (d) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Company will use its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     5. Ranking. The shares of Series B Preferred Stock shall rank, as to payment of dividends and the distribution of assets, (i) Junior to Series A Convertible Preferred Stock ("Series A Preferred Stock"); (ii) on a parity with Series C Convertible Preferred Stock ("Series C Preferred Stock") and other series of preferred stock which specifically provide that it shall rank on a parity with Series B Preferred Stock and/or Series C Preferred Stock (collectively "Parity Stock"); and (iii) senior to all other series of the Preferred Stock, or any similar stock, other than those that specifically provide that they shall rank prior to, or on a parity with, the shares of Series B Preferred Stock as to payment of dividends and the distribution of assets, unless in any such case the terms of any such series shall provide otherwise. Nothing herein shall preclude the Board of Directors from creating any series of Preferred Stock or any similar stock ranking senior to, or on a parity with, the shares of Series B Preferred Stock as to the payment of dividends or the distribution of assets.

     6. No Impairment. As long as any Series B Preferred Stock of this Corporation is outstanding, this Corporation shall not without the consent of the holders of at least a majority of that outstanding Series B Preferred Stock, given in person or by proxy at a meeting of the holders of the Series B Preferred Stock called for that purpose, or given in writing:

          (a) Amend or repeal any provision of the Certificate of Incorporation of this Corporation or any amendment thereto or add any provision to the certificate, if such action would alter the preferences, special rights or powers of the Series B Preferred Stock so as to affect that stock adversely; or

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          (b) Authorize or create, or increase the authorized amount of, any stock having preferential rights to dividends or the assets of this Corporation on dissolution, liquidation or winding up, which are senior to or on a parity with those of the Series B Preferred Stock; or

          (c) Reclassify any shares of Common Stock or any shares of junior stock that may hereafter be created into Series B Preferred Stock, or any stock having rights to dividends or to assets of this Corporation on dissolution, liquidation or winding up, which are senior to or on a parity with those of the Series B Preferred Stock; or

          (d) Effect the merger or consolidation of the Corporation; unless each holder of Series B Preferred Stock immediately before the merger or consolidation shall be entitled to retain or receive the same number of shares (with the same rights, preferences and powers) of the resulting or surviving corporation.

     7. Severability. If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designation (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     IN WITNESS WHEREOF, the Corporation has caused the foregoing certificate to be signed and attested as of October 21, 1998.


                                    NATIONWIDE ELECTRIC, INC.


                                    By: /s/ Frank R. Clark
                                        -----------------------------------
                                         Frank R. Clark, Vice President

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